LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

I.INTRODUCTION
Set forth below is the policy of CBRE Group, Inc. and its direct and indirect subsidiaries (collectively, “CBRE” or the “Company”) regarding trading of the Company’s securities. This policy applies to all employees of the Company and its subsidiaries as well as those independent contractors of the Company and its subsidiaries located globally who have access to material, non-public information (collectively referred to herein as the “Company’s personnel”) and the members of the Company’s board of directors (“Directors”), and in all cases includes their Relatives and Affiliates (each as defined in Section II.2. below). The Company has adopted this policy to promote compliance with federal securities laws, to protect the Company’s reputation for integrity and ethical conduct and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities and of the securities of other companies about which Company personnel and Directors may have material, non-public information due to their service to the Company. This policy is subject to change without prior notification.
Any violation of this securities trading policy may result in immediate dismissal and may subject the individual involved to both civil and criminal penalties. This is an extremely important matter, and we urge you to read the following with care.
The Company’s “officers” (“Section 16 Officers”) as defined in the rules promulgated pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), other employees that are specified from time to time by the Company (the “Specified Employees”), and Directors, including their Relatives and Affiliates, are further subject to the trading restrictions and policies set forth in Section IV of this policy and Global Policy 6.15.1. In addition, Section 16 Officers are further subject to the trading restrictions set forth in Section III of this policy.
Disclosure Laws Applicable to Material, Non-Public Information
1.The federal securities laws and rules promulgated thereunder prohibit any person that is aware of material, non-public information from purchasing or selling securities and from communicating such information to any other person for such use. Material information is any information that a reasonable investor would consider important in determining whether to buy, sell or hold securities and can be positive or negative. Materiality is determined on a case-by-case basis and usually in hindsight after the effect of disclosure is known. Non-public information is information that has not been effectively disseminated to the investing public.
2.It is the Company’s policy that its personnel and Directors (and their Relatives and Affiliates) may not purchase or sell securities issued by the Company or any other company (including, without limitation, any company with which the Company has or is pursuing a commercial relationship) while aware of material, non-public information concerning the Company or such other company, as the case may be.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

3.A determination as to whether information is material or non-public is a legal question that depends on all of the related facts and circumstances. Information that you should consider likely to be material includes, but is not limited to:
a.earnings estimates and forecasts, whether for the year or any quarter;
b.changes in, or reconfirmation of, previously released earnings estimates or unusual gains or losses in major operations;
c.liquidity problems or significant write-offs;
d.significant merger, acquisition or divestiture proposals or agreements, even if preliminary in nature;
e.major client engagements or significant developments regarding lines of business;
f.dividend changes or changes in company stock repurchase programs or plans;
g.offerings, redemptions or not previously disclosed repurchases of the Company’s securities;
h.extraordinary borrowings or financing transactions out of the ordinary course of business;
i.changes in debt ratings;
j.government or internal investigations or major litigation;
k.significant cybersecurity incidents or breaches, loss or unauthorized access of data, and disruptions to the use of the company’s information technology systems;
l.extraordinary management developments; and
m.any other information with is likely to have a significant impact on the Company or its securities.
4.In addition, it should be emphasized that material information about a company does not have to originate from that company itself; information about the activities of a major shareholder, or the contents of a forthcoming publication in the financial press, that are expected to affect the market price of a security are examples of other potential sources of material information.
5.If a purchase or sale is made pursuant to a pre-approved Rule 10b5-1 Trading Plan (as defined in Section III.1.a below) in compliance with the terms and conditions set forth in such approved trading plan and the guidelines set forth on Exhibit A to this policy, the purchaser or seller will have an affirmative defense to (although not an absolute protection from) liability for insider trading. Absent a pre-approved Rule 10b5-1 Trading Plan, during any period when a person is aware of material, non-public information, he or she will have to forgo a proposed transaction in the securities, even though he or she may have planned to make the purchase or sale before learning of the material, non-public information and even though failure to execute the purchase or sale may result in an economic loss to, or non-realization of anticipated profit by, the person possessing such information. This policy and the federal securities laws and the rules promulgated thereunder will continue to apply to your transactions even after you have terminated your employment or relationship with the Company. In the event that you are in possession of material, non-public information about the Company or another company when your relationship with the Company terminates, you may not trade in Company securities or the securities of such other company until that information has become public or is no longer material.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

II.TRANSACTIONS COVERED
1.Types of Trades
a.This policy and the limitations described herein apply to purchases and sales of the Company’s common stock or other securities, derivative securities relating to any of the Company’s securities, whether or not issued by the Company, gifts made or received of the Company’s common stock or other securities, as well as any equivalent transactions involving the Company’s common stock or other securities, including, without limitation, the following transactions:
i.to the extent permitted under the terms of the plan, changes in investments under the CBRE 401(k) Plan (or any successor 401(k) plan which includes Company stock as an investment alternative) which result in a transfer into or out of the Company’s stock fund;
ii.to the extent permitted under the terms of the plan, changes in investments in stock fund units under the CBRE Deferred Compensation Plan (or any successor deferred compensation plan which includes Company stock as an investment alternative), provided that these restrictions do not apply to an individual’s annual decision made in December of each year as to how his or her existing and future deferrals will be invested; and
iii.sales to satisfy tax withholding obligations.
b.This policy also covers any broker-assisted “cashless” exercise of stock options where a portion of the shares of common stock obtained upon exercise are immediately sold to third parties to satisfy the payment of the exercise price and/or tax withholding obligations. Where the exercise price of options issued by the Company and any applicable withholding tax are paid in cash, the purchase of shares upon exercise of the Company-issued option will not be restricted by this policy. Any subsequent sale of shares received upon exercise of the option will, however, be subject to this policy.
c.This policy and the limitations described herein do not apply to:
i.broadly-diversified mutual funds or exchange traded funds that hold the Company’s securities;
ii.the withholding by the Company of shares of restricted stock or shares underlying restricted stock units to satisfy tax withholding requirements;
iii.transferring securities to a person or entity that does not involve a change in the beneficial ownership of such securities.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

2.Trading by Relatives and Affiliates
This policy applies not only to transactions engaged in by the Company’s personnel and Directors (including, with respect to Directors, Section 16 Officers and Specified Employees, the pre-approval requirements and window periods), but also to transactions engaged in by such person’s spouse, minor children and any other family members having the same home as them, as well as any other account for which they make or influence investment decisions, such as an account for a member of their family who consults them about investment decisions or a trust account or other account as to which they have investment authority. These additional persons are referred to in this policy as “Relatives” and “Affiliates.”
III.REQUIREMENTS FOR ALL DIRECTORS AND SECTION 16 OFFICERS
1.Sales Limited to Rule 10b5-1 Trading Plans
Directors and Section 16 Officers may only sell shares of the Company’s common stock pursuant to a written trading plan (a “Rule 10b5-1 Trading Plan”) complying with Rule 10b5-1 promulgated under the Exchange Act and the guidelines outlined in Exhibit A that has been approved in accordance with Section IV below, except under the following circumstances:
a.In transactions with the Company;
b.In connection with the sale of shares to generate cash to meet tax liabilities incurred by such person in connection with the vesting, settlement or exercise of an equity award granted under the Company’s equity incentive plans;
c.In a transaction described under Section II.1.c above as an exception to the prohibitions on trading contained in this policy;
d.In a broker-assisted cashless exercise of an option granted under the Company’s equity incentive plans, provided that the sale of any shares acquired pursuant to such exercise in excess of those required to pay the exercise price shall not be exempt under this Section III.1; and
e.In connection with bona fide gifting of shares, provided that such transaction will otherwise be subject to this policy.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

IV.REQUIREMENTS FOR ALL DIRECTORS, SECTION 16 OFFICERS AND SPECIFIED EMPLOYEES
1.Pre-Approval of all Trades and Rule 10b5-1 Trading Plans
a.In addition to the trading restrictions and policies specified in Section III above and Section V below and subject to paragraph b below regarding Rule 10b5-1 Trading Plans, the Company requires that all Directors, Section 16 Officers and Specified Employees obtain prior written approval to purchase, sell, gift or otherwise acquire, transfer or dispose of the Company’s securities.
b.In addition to compliance with the other guidelines set forth on Exhibit A to this policy, the Company requires all Rule 10b5-1 Trading Plans that any Director, Section 16 Officer or Specified Employee proposes to implement to be approved in writing in advance by the General Counsel of the Company. If such approval is granted, trades in Company securities pursuant to the approved Rule 10b5-1 Trading Plan may occur without further approvals, subject to compliance with the terms and conditions set forth in such approved trading plan and the guidelines set forth on Exhibit A to this policy.
c.The foregoing approvals are required for Directors, Section 16 Officers and Specified Employees (and their Relatives and Affiliates) even during a window period (as described in Section IV.3 below).
d.All requests for approval should be sent in writing to the General Counsel of the Company, together with any other supporting documentation and certifications as the General Counsel of the Company may require from time to time in connection with his or her evaluation of such requests. The determinations and interpretations of the General Counsel are final and are not subject to further review.
2.Processing Time for Pre-Approval
a.To the extent possible, requests for approval are generally processed within 2 business days after receipt of the requests (together with all required supporting documentation and certification), although such approvals may take significantly longer depending upon the related facts and circumstances. If approved, the transaction must be completed within 5 business days after such approval, but in no event after the expiration of the applicable trading window period (as described under “Window Periods” below) or while in possession of material, non-public information. Approval is in the sole discretion of the Company.
b.Approval for trades and gifts of the Company’s securities (including, without limitation, Rule 10b5-1 Trading Plans) generally will be granted only during a window period as described under “Window Periods” below, and the transaction may only be performed during the window period in which the approval was granted while not in possession of material, non-public information.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

3.Window Periods
a.Subject to paragraph b. below regarding Rule 10b5-1 Trading Plans and paragraph g. below regarding suspensions, the Company has currently established four “windows” of time during the fiscal year during which trades and gifts of Company securities may be made by Directors, Section 16 Officers and Specified Employees (and their Relatives and Affiliates). The General Counsel will establish the trading windows in his or her discretion and communicate them from time to time to Directors, Section 16 Officers and Specified Employees.
b.Subject to paragraph f. below, trades of Company securities may be made on behalf of Directors, Section 16 Officers and Specified Employees (and their Relatives and Affiliates) outside the window periods only if such trades are pursuant to a Rule 10b5-1 Trading Plan that was approved by the General Counsel of the Company during a window period.
c.A window period generally begins with the first trading day on the New York Stock Exchange after the day on which the Company makes a public news release of its quarterly earnings for the prior fiscal quarter, including its earnings conference call with investors.
d.That same trading window generally closes on the last day of the second month of the fiscal quarter in which the trading window is open, or if that day is not a trading day on the New York Stock Exchange, then generally on the immediately preceding trading day; subject to a minimum 10 business day trading window if the timing of the Company’s quarterly earnings release would otherwise result in a window period of less than 10 business days.
e.Directors, Section 16 Officers and Specified Employees may not purchase, sell, gift or otherwise acquire, transfer or dispose of any of the Company’s securities at any time outside of a window period (other than pursuant to a Rule 10b5-1 Trading Plan as provided in paragraph b. above or in Section II.1 above) without prior written approval from the General Counsel.
f.Approval for trades and gifts of the Company’s securities (including, without limitation, approval for the implementation of a Rule 10b5-1 Trading Plan) will generally not be granted outside a window period, although in extraordinary circumstances, the General Counsel will have the authority to grant such approval. Examples of such extraordinary circumstances include, but are not limited to: trades between persons who share the same material, non-public information about the Company (such as the sale by one Director to another), the purchase by the Company of shares from a Section 16 Officer or Specified Employee, termination of employment, disability and death. This type of exception is intended to be used only in unusual circumstances, and a Director, Section 16 Officer or Specified Employee should not assume that such an exception will be granted even if such an exception has been granted to the Director, Section 16 Officer or Specified Employee, or another Director, Section 16 Officer or Specified Employee, in the past.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

g.Notwithstanding paragraphs c. and d. above, under certain circumstances, the Company, in its sole discretion, may determine that a window period will not be open or will be suspended. Such circumstances include, but are not limited to, pending acquisitions or divestitures or announcements regarding material developments that were not reflected in the quarterly earnings release or otherwise publicly disclosed.
4.Material, Non-Public Information
The prohibition against trading on or tipping non-public information (as described in Section V. below) applies at all times, even during a trading “window” described above. For example, if a material acquisition or divestiture is pending, if market conditions should change abruptly or if a forthcoming publication in the financial press may affect the relevant securities market, you may not trade the Company’s securities if you are aware of such developments. You should consult the General Counsel whenever you are in doubt.
V.ADDITIONAL REQUIREMENTS FOR ALL DIRECTORS AND ALL PERSONNEL
1.Prohibition Against Tipping
Company personnel and Directors may not recommend the purchase or sale of any Company securities or the securities of any other company where that recommendation is based on material, non-public information, or pass on to any other person any material, non-public information, concerning the Company or other companies about which they have material, non-public information due to their service to the Company, whether or not such personnel or Director has any information concerning the recipient’s intention to engage in any transaction involving those securities, except in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
2.Prohibition on Short-Selling, Speculative Transactions and Hedging
The Company’s personnel and Directors may not (a) engage in short-term or speculative investment activities such as arbitrage trading or day trading, (b) take “short” positions in the Company’s securities, or (c) purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in hedging or other derivative transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. Without limiting the generality of the foregoing, Section 16(c) of the Exchange Act prohibits Directors and Section 16 Officers from engaging in short sales.
3.No Margin Accounts and Pledges
Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to trade in Company securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.
Therefore, Directors and Section 16 Officers may not purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, whether or not in possession of material, non-public information.
4.Confidential Information
Confidential information of the Company must be handled with the utmost care and all Company personnel and Directors are required to take appropriate precautions in the handling and transmission of confidential information in accordance with all Company policies on the handling of such information. These policies prohibit personnel and Directors from communicating any non-public information learned during service to the Company to any other person, except to the extent necessary to render service to the Company. Confidential information should be communicated in a manner in which it cannot be overheard, and written confidential information must be appropriately safeguarded and not left where it may be seen by unauthorized persons. Unauthorized disclosure of confidential information could have serious consequences for the Company even if the disclosure is not made for purposes of facilitating improper trading in securities.
5.Inquiries from the Press
Inquiries about the Company that may be made by the press, financial analysts or other members of the financial community must be handled in accordance with all Company policies concerning such communications. It is important that responses to any such inquiries be made on behalf of the Company by a designated person in accordance with applicable Company policies.
6.Termination of Employment
If a Director’s, Section 16 Officer’s or Specified Employee’s relationship with the Company terminates outside of a window period, such Director, Section 16 Officer or Specified Employee will continue to be subject to the ongoing prohibition against trading until commencement of the next open window period, or, if determined to be earlier by the General Counsel in his or her sole discretion, the commencement of trading on the first trading day following public announcement of the last material, non-public information of which the Director, Section 16 Officer or Specified Employee is aware.

LEGAL

GLOBAL POLICY 6.15 SECURITIES COMPLIANCE

EFFECTIVE DATE:     June 1, 2000
REVISED:     May 7, 2004; November 7, 2005; November 28, 2006
March 1, 2008; September 8, 2011; August 11, 2014; April 2, 2018; November 14, 2019; June 10, 2021; November 18, 2021; May 19, 2022; February 16, 2023; January 1, 2025
LAST REVIEWED DATE:    November 21, 2024

VI.COMPANY TRANSACTIONS
From time to time, the Company may engage in transactions involving the Company’s securities. It is Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions of the Company’s securities.
VII.CONCLUSION
We expect all Company personnel and Directors to abide by the foregoing trading restrictions and policies. Any violation may result in immediate dismissal and may subject you to both civil and criminal penalties. Any questions concerning the trading restrictions and policies set forth above should be directed to the General Counsel. You should not try to resolve any uncertainties on your own.

Exhibit A
Guidelines for Rule 10b5-1 Trading Plans
•General. You will be permitted without further approval to trade in shares of common stock of the Company, including the stock that you have the right to acquire under outstanding stock options, pursuant to a binding, written trading plan signed by you and your broker that complies with the following guidelines and the requirements of Rule 10b5-1(c) promulgated under the Exchange Act. The rules regarding Rule 10b5-1 Trading Plans are complex and you must fully comply with them. The Company recommends that you consult your legal advisor and be sure that you fully understand the limitations and conditions of the rules before proceeding.
•Prior Approval. Each trading plan must be approved in writing in advance, and the Company has the right to pre-clear or reject, in its sole discretion, any plan to protect an important corporate interest or when the Company believes that the plan is not in compliance with Rule 10b5-1(c) promulgated under the Exchange Act. All trading plans should be submitted to the Company’s General Counsel for review at least one week in advance of the proposed adoption of the plan. Notwithstanding any approval of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
•Timing. A trading plan may be adopted only (i) during a trading window and (ii) when you are in fact not aware of any material, non-public information with respect to the Company or its securities.
•Cooling-Off Period. If you are a Director or Section 16 Officer, no trading under a trading plan may take place until the later of: (i) 90 days following adoption of the plan, or (ii) two business days following the disclosure of the Company’s financial results in a periodic report (Forms 10-K or 10-Q) for the fiscal quarter in which the plan was adopted, subject to a maximum cooling-off period of 120 days. If you are not a Director or Section 16 Officer, no trading under a plan may take place until 30 days after adoption of the plan.
•Expiration. A trading plan shall expire no earlier than nine months from the adoption date.
•Suspension; Termination. Rule 10b5-1 does not make clear what effect an early termination of a trading plan or a cancellation of a planned trade will have on prior trades under the trading plan or on subsequent trading plans. Because the use of a written trading plan under Rule 10b5-1 is only an affirmative defense (and not an absolute bar) to liability for insider trading securities fraud, there is no assurance that juries may not evaluate the actual trading activity (or lack thereof) in future lawsuits. Therefore, termination of a trading plan shall require (i) good cause unrelated to the then current stock price or the status, timing or frequency of trades under the plan, (ii) appropriate representations, warranties and covenants, such as those given when a plan is first adopted, and (iii) the prior written consent of the General Counsel. In the event you terminate a trading plan in accordance with the policies and procedures outlined above, you will be prohibited from engaging in discretionary trades in Company securities for 30 calendar days from the date you terminate your trading plan or such longer period as determined by the General Counsel. In addition, each trading plan must provide that the Company has the right to suspend all trades under the plan or even terminate the trading plan, if it determines in its sole discretion that it is necessary to ensure compliance with applicable law or regulations or to comply with contractual restrictions.
•Representations, Warranties and Covenants. In order to ensure that a trading plan complies with Rule 10b5-1, you will be required to make certain representations, including, but not limited to, the following:
oAs of the date of adoption of the trading plan, you are not aware of any material, non-public information about the Company or its securities.
oYou are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
oYou will not exercise any subsequent influence over how, when or whether to effect purchases or sales of securities subject to the plan;

oYou will not engage in hedging or corresponding transactions with respect to the securities proposed to be traded pursuant to the trading plan.
oYou agree to make all applicable filings (such as under Section 16 and Rule 144) in a timely manner (the Company’s legal department will assist in preparing and filing all necessary documents).
•Trading Formula. You will have the flexibility to select the trading formula defining the procedure and the amount and timing of trades that will be made on your behalf. The Company encourages you to select a simple formula, and maintains the discretion to reject any formula that the General Counsel believes to be too complex to assure accurate execution or is subject to ambiguity. A trading plan should be structured to execute over multiple trades, i.e., programmatic and long-term in nature. The General Counsel may reject any formula that is designed to effect the purchase or sale of all of the securities covered by the plan in a single transaction and Rule 10b5-1 will not permit you to adopt more than one such trading plan during any 12-month period.
•Modification. A material modification to a trading plan shall be deemed a termination of a trading plan, and you will be subject to the policies and procedures applicable to the termination of a trading plan as well as those relating to the adoption of a new trading plan. As a result, material modifications may only be conducted during a trading window when you do not have material, non-public information and with pre-approval and will be subject to a new cooling off period before trading may resume. Modification of a trading plan carries with it the risk that the Securities and Exchange Commission (the “SEC”) will view the plan or arrangement as inconsistent with the requirement under Rule 10b5-1 that the trading plan be entered in good faith and not as part of a scheme to evade the insider trading rules. Any modification that changes the amount, price, or timing of the purchase or sale of securities under the plan will be considered a material modification of that plan.
•Parallel Trading. Trades outside of a Rule 10b5-1 Trading Plan are permitted, but you may not sell or otherwise transfer any securities that are covered by that trading plan outside of such plan. Such parallel trading would have the effect of modifying planned trades under your trading plan and as a result, the safe harbor protection of the original trading plan may be invalidated. Likewise, if you have a Rule 10b5-1 Trading Plan and are subject to the volume limitations of Rule 144 promulgated under the Securities Act (“Rule 144”), you may not sell shares outside the trading plan if doing so would reduce the number of shares that may be sold under the trading plan in light of such volume limitations.
•No Overlapping Plans. You may have only one Rule 10b5-1 Trading Plan effective at any time, subject to limited exceptions set forth in Rule 10b5-1(c)(1). Those exceptions include an eligible “sell-to-cover” plan or agreement that provides that upon the vesting of a compensatory award granted to you by the Company, an agent is permitted to sell only the shares necessary to satisfy your tax withholding obligations arising from the vesting of such award (or the shares necessary to satisfy a Director’s expected effective tax rate at the vesting of such award), provided you do not otherwise exercise control over the timing of such sales.
•Back-to-Back Plans. While you have an effective Rule 10b5-1 Trading Plan, you will be permitted to enter into one new Rule 10b5-1 Trading Plan so long as trading is not authorized to begin under the new plan until after all trades under the earlier-commencing trading plan are completed or expired without execution. If, however, you terminate the earlier trading plan early, then the cooling-off period referred to above will be deemed begin to run for the new plan on the termination date of the earlier-commencing trading plan.
•Rule 144. All Directors and Section 16 Officers of the Company must still comply with Rule 144 and, if required, file Forms 144 in connection with a planned trade. Thus, care must be taken to ensure that trading under a trading plan does not exceed Rule 144’s volume limitations. Notice on Form 144 is effective for a maximum of three months. Sales over longer periods will require additional Form 144 filings.
•Section 16; Form 4. All “officers” (as defined in the rules promulgated pursuant to Section 16 of the Exchange Act) are still subject to Section 16 short-swing profit recapture and Form 4 reporting. Under the rules adopted by the SEC pursuant to the Sarbanes-Oxley Act, Form 4s generally must be filed two business days after the date on which the executing broker notifies you of a transaction. The Company will coordinate with the Stock Plan Administrator to ensure that it is promptly advised of all trades so that it can assist you in making timely Form 4 filings. If you effect a trade through a broker, it is your responsibility to immediately notify, or cause your broker to immediately notify, the Company’s General Counsel of the trade.
•Disclosure of Plans. The Company is required to disclose the adoption, modification or termination of trading plans by Directors and Section 16 Officers, as well as the material terms of such plans (excluding price terms) in its periodic reports filed with the SEC. In addition, all Forms 4 filed by such persons must state whether the trades reported therein were conducted pursuant to a Rule 10b5-1 Trading Plan and the date such plan was adopted.